Shareholder meeting results (Unaudited)

February 27, 2014 special meeting

At the meeting, each of the nominees for Trustees was elected, as follows:

                     Votes for    Votes withheld
Liaquat Ahamed       56,767,050   2,432,419
Ravi Akhoury         56,752,337   2,447,132
Barbara M. Baumann   57,190,606   2,008,863
Jameson A. Baxter    57,132,900   2,066,569
Charles B. Curtis    57,150,139   2,049,330
Robert J. Darretta   57,130,261   2,069,208
Katinka Domotorffy   57,037,249   2,162,220
John A. Hill         57,195,855   2,003,614
Paul L. Joskow       57,124,390   2,075,079
Kenneth R. Leibler   57,166,365   2,033,104
Robert E. Patterson  57,159,306   2,040,163
George Putnam, III   57,119,760   2,079,709
Robert L. Reynolds   57,144,590   2,054,879
W. Thomas Stephens   57,118,565   2,080,905

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes for   Votes against  Abstentions  Broker Non votes

44,753,553   1,555,112     3,023,752    9,867,052

A proposal to adopt an Amended and Restated Declaration of Trust was approved as follows:

Votes for   Votes against  Abstentions   Broker Non votes

44,591,175   1,529,758     3,211,483    9,867,053

All tabulations are rounded to the nearest whole number.